PART I. FINANCIAL INFORMATION
Item 1.    Financial Statements
MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Amounts in millions, except per-share data)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,345	$2,329
Investments	1,968	1,801
Receivables	1,012	597
Income taxes refundable	23	13
Prepaid expenses and other current assets	197	192
Derivative asset	—	374
Total current assets	5,545	5,306
Property, equipment, and capitalized software, net	448	393
Deferred contract costs	80	81
Intangible assets, net	146	122
Goodwill	611	519
Restricted investments	107	109
Deferred income taxes	—	18
Derivative asset	226	—
Other assets	39	28
	$7,202	$6,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,766	$1,685
Amounts due government agencies	1,238	729
Accounts payable and accrued liabilities	537	362
Deferred revenue	104	223
Current portion of long-term debt	1	449
Derivative liability	—	374
Total current liabilities	3,646	3,822
Senior notes	1,428	962
Lease financing obligations	198	198
Deferred income taxes	25	—
Derivative liability	226	—
Other long-term liabilities	38	37
Total liabilities	5,561	5,019

Stockholders’ equity:
Common stock, $0.001 par value; 150 shares authorized; outstanding: 57 shares at June 30, 2016 and 56 shares at December 31, 2015	—	—
Preferred stock, $0.001 par value; 20 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	822	803
Accumulated other comprehensive gain (loss)	4	(4)
Retained earnings	815	758
Total stockholders' equity	1,641	1,557
	$7,202	$6,576
See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per-share data) (Unaudited)
Revenue:
Premium revenue	$4,029	$3,304	$8,024	$6,275
Service revenue	135	47	275	99
Premium tax revenue	109	95	218	190
Health insurer fee revenue	76	74	166	122
Investment income	8	4	16	7
Other revenue	2	1	3	3
Total revenue	4,359	3,525	8,702	6,696
Operating expenses:
Medical care costs	3,594	2,929	7,182	5,565
Cost of service revenue	116	33	243	69
General and administrative expenses	351	287	691	543
Premium tax expenses	109	95	218	190
Health insurer fee expenses	50	40	108	81
Depreciation and amortization	34	25	66	50
Total operating expenses	4,254	3,409	8,508	6,498
Operating income	105	116	194	198
Interest expense	25	15	50	30
Income before income tax expense	80	101	144	168
Income tax expense	47	62	87	101
Net income	$33	$39	$57	$67

Net income per share:
Basic	$0.58	$0.78	$1.02	$1.36
Diluted	$0.58	$0.72	$1.01	$1.29
See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Amounts in millions) (Unaudited)
Net income	$33	$39	$57	$67
Other comprehensive income (loss):
Unrealized investment gain (loss)	4	(3)	13	(1)
Less: effect of income taxes	2	(1)	5	—
Other comprehensive income (loss), net of tax	2	(2)	8	(1)
Comprehensive income	$35	$37	$65	$66

See accompanying notes.

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
	(Amounts in millions) (Unaudited)
Operating activities:
Net income	$57	$67
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89	62
Deferred income taxes	39	7
Share-based compensation	16	9
Amortization of convertible senior notes and lease financing obligations	15	15
Other, net	11	9
Changes in operating assets and liabilities:
Receivables	(415)	(35)
Prepaid expenses and other assets	(143)	(97)
Medical claims and benefits payable	82	292
Amounts due government agencies	509	298
Accounts payable and accrued liabilities	147	158
Deferred revenue	(119)	(138)
Income taxes	(10)	1
Net cash provided by operating activities	278	648
Investing activities:
Purchases of investments	(974)	(993)
Proceeds from sales and maturities of investments	812	541
Purchases of property, equipment and capitalized software	(102)	(66)
Change in restricted investments	5	(14)
Net cash paid in business combinations	(8)	(8)
Other, net	(6)	(17)
Net cash used in investing activities	(273)	(557)
Financing activities:
Proceeds from common stock offering, net of issuance costs	—	373
Proceeds from employee stock plans	10	8
Other, net	1	3
Net cash provided by financing activities	11	384
Net increase in cash and cash equivalents	16	475
Cash and cash equivalents at beginning of period	2,329	1,539
Cash and cash equivalents at end of period	$2,345	$2,014

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Six Months Ended June 30,
	2016	2015
	(Amounts in millions) (Unaudited)
Supplemental cash flow information:

Schedule of non-cash investing and financing activities:
Common stock used for share-based compensation	$(7)	$(9)

Details of change in fair value of derivatives, net:
Loss on 1.125% Call Option	$(148)	$(179)
Gain on 1.125% Conversion Option	148	179
Change in fair value of derivatives, net	$—	$—

Details of business combinations:
Fair value of assets acquired	$(131)	$—
Purchase price amounts accrued/received (paid)	21	(8)
Reversal of amounts advanced to sellers in prior year	102	—
Net cash paid in business combinations	$(8)	$(8)

See accompanying notes.

MOLINA HEALTHCARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
June 30, 2016
1. Basis of Presentation
Organization and Operations
Molina Healthcare, Inc. provides quality health care to people receiving government assistance. We offer cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals, and to assist government agencies in their administration of the Medicaid program. We have three reportable segments. These segments include our Health Plans and Molina Medicaid Solutions segments, which comprise the vast majority of our operations, and our Other segment. As of December 31, 2015, we changed our reporting structure as a result of the Pathways acquisition in November 2015, which is reported in Other. All prior periods reported conform to this presentation.
Our Health Plans segment consists of health plans in 11 states and the Commonwealth of Puerto Rico, and includes our direct delivery business. As of June 30, 2016, these health plans served 4.2 million members eligible for Medicaid, Medicare, and other government-sponsored health care programs for low-income families and individuals. Additionally, we serve Health Insurance Marketplace (Marketplace) members, most of whom receive government premium subsidies. The health plans are operated by our respective wholly owned subsidiaries in those states, each of which is licensed as a health maintenance organization (HMO). Our direct delivery business consists primarily of the operation of primary care clinics in several states in which we operate.
Our Molina Medicaid Solutions segment provides business processing and information technology development and administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, West Virginia, and the U.S. Virgin Islands, and drug rebate administration services in Florida.
Our Other segment includes businesses, such as our Pathways behavioral health and social services provider, that do not meet the quantitative thresholds for a reportable segment as defined by U.S. generally accepted accounting principles (GAAP), as well as corporate amounts not allocated to other reportable segments.
Market Updates - Health Plans
Illinois. On January 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business of, Accountable Care Chicago, LLC, also known as MyCare Chicago and Loyola Physician Partners, LLC. See Note 4, "Business Combinations," for further information.
On March 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business, of Better Health Network, LLC. See Note 4, "Business Combinations," for further information.
Michigan. On January 1, 2016, our Michigan health plan closed on its acquisition of the Medicaid and MIChild membership, and certain Medicaid and MIChild assets, of HAP Midwest Health Plan, Inc. See Note 4, "Business Combinations," for further information.
New York. On April 19, 2016, we entered into an agreement with Universal American Corp. to acquire all outstanding equity interests of Today's Options of New York, Inc., which operates the Total Care Medicaid plan. Subject to regulatory approvals and the satisfaction of other closing conditions, we expect the transaction to close in the second half of 2016.
Washington. On January 1, 2016, our Washington health plan closed on its acquisition of the Medicaid contracts, and certain assets related to the operation of the Medicaid business, of Columbia United Providers, Inc. See Note 4, "Business Combinations," for further information.
Consolidation and Interim Financial Information
The consolidated financial statements include the accounts of Molina Healthcare, Inc., its subsidiaries, and variable interest entities (VIEs) in which Molina Healthcare, Inc. is considered to be the primary beneficiary. Such VIEs are insignificant to our consolidated financial position and results of operations. In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the date and for the interim periods presented have been included; such adjustments consist of normal recurring adjustments. All significant intercompany balances and transactions have been eliminated. The consolidated results of operations for the current interim period are not necessarily indicative of the results for the entire year ending December 31, 2016.
The unaudited consolidated interim financial statements have been prepared under the assumption that users of the interim financial data have either read or have access to our audited consolidated financial statements for the fiscal year ended

December 31, 2015. Accordingly, certain disclosures that would substantially duplicate the disclosures contained in the December 31, 2015 audited consolidated financial statements have been omitted. These unaudited consolidated interim financial statements should be read in conjunction with our December 31, 2015 audited consolidated financial statements.
2. Significant Accounting Policies
Revenue Recognition – Health Plans Segment
Premium revenue is fixed in advance of the periods covered and except as described below, is not generally subject to significant accounting estimates. Premium revenues are recognized in the month that members are entitled to receive health care services, and premiums collected in advance are deferred. Certain components of premium revenue are subject to accounting estimates and fall into the following categories:
Contractual Provisions That May Adjust or Limit Revenue or Profit
Medicaid
Medical Cost Floors (Minimums), Medical Cost Corridors, and Administrative Cost Ceilings (Maximums): A portion of our premium revenue may be returned if certain minimum amounts are not spent on defined medical care costs. In the aggregate, we recorded a liability under the terms of such contract provisions of $326 million and $214 million at June 30, 2016 and December 31, 2015, respectively, to amounts due government agencies. Approximately $297 million and $208 million of the liability accrued at June 30, 2016 and December 31, 2015, respectively, relates to our participation in Medicaid Expansion programs.
In certain circumstances, the health plans may receive additional premiums if amounts spent on medical care costs exceed a defined maximum threshold. We recorded receivables of $1 million and $3 million at June 30, 2016 and December 31, 2015, respectively, relating to such provisions.
Profit Sharing and Profit Ceiling: Our contracts with certain states contain profit-sharing or profit ceiling provisions under which we refund amounts to the states if our health plans generate profit above a certain specified percentage. In some cases, we are limited in the amount of administrative costs that we may deduct in calculating the refund, if any. Under these provisions, we recorded a liability of $1 million and $10 million at June 30, 2016 and December 31, 2015, respectively, for profit in excess of the amount we are allowed to retain.
Retroactive Premium Adjustments: The state Medicaid programs periodically adjust premium rates on a retroactive basis. In these cases, we must adjust our premium revenue in the period in which we learn of the adjustment, rather than in the months of service to which the retroactive adjustment applies. In the first quarter of 2016 our Florida health plan recorded a retroactive increase to Medicaid premium revenue of approximately $18 million, relating to dates of service prior to 2016.
Cost Plus Retroactive Premium Adjustments: In New Mexico, when members are retroactively enrolled into our health plan, we earn revenue only to the extent of the actual medical costs incurred by us for services provided during those retroactive periods, plus a small percentage of that medical cost for administration and profit. This arrangement first became effective July 1, 2014 (retroactive to January 1, 2014). We are paid normal monthly capitation rates for the retroactive eligibility periods, and the difference between those capitation rates and the amounts due to us on a cost plus basis are periodically settled with the state. To date, no such settlement has been made. During the years ended December 31, 2014 and 2015, our New Mexico contract was not specific as to the definition of retroactive membership, and the amount we owe the state (or that the state owes us) for the difference between capitation received and amounts due to us under the cost plus arrangement during those periods varies widely depending upon the definition of retroactive membership. Although we believe that the amount we have recorded as a liability for this matter is consistent with the state’s expectations, we cannot be certain that the state will not seek to recover an amount in excess of our recorded liability.
Medicare
Risk Adjustment: Our Medicare premiums are subject to retroactive increase or decrease based on the health status of our Medicare members (as measured by member risk score). We estimate our members' risk scores and the related amount of Medicare revenue that will ultimately be realized for the periods presented based on our knowledge of our members’ health status, risk scores and federal Centers for Medicare and Medicaid Services (CMS) practices. Based on our estimates, we have recorded a net receivable of $19 million and a net payable of $4 million for anticipated Medicare risk adjustment premiums at June 30, 2016 and December 31, 2015, respectively.

Marketplace
Premium Stabilization Programs: The Affordable Care Act (ACA) established Marketplace premium stabilization programs effective January 1, 2014. These programs, commonly referred to as the "3R's," include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridor program. We record receivables or payables related to the 3R programs and the Minimum MLR when the amounts are reasonably estimable as described below, and, for receivables, collection is reasonably assured. Our receivables (payables) for each of these programs, as of the dates indicated, were as follows:

	June 30, 2016			December 31, 2015
	Current Benefit Year	Prior Benefit Years	Total
	(In millions)
Risk adjustment	$(220)	$(254)	$(474)	$(214)
Reinsurance	57	24	81	36
Risk corridor	(9)	(3)	(12)	(10)
Minimum MLR	(17)	(2)	(19)	(3)

•
Risk adjustment: Under this permanent program, our health plans' composite risk scores are compared to the overall average risk score for the relevant state and market pool. Generally, our health plans will pay into the pool if their composite risk scores are below the average risk score, and will receive funds from the pool if their composite risk scores are above the average risk score. We estimate our ultimate premium based on insurance policy year-to-date experience, and recognize estimated premiums relating to the risk adjustment program as an adjustment to premium revenue in our consolidated statements of income. On June 30, 2016, CMS released the final update on risk adjustment and reinsurance payments for the 2015 benefit year, and we adjusted our accruals accordingly.

•
Reinsurance: This program is designed to provide reimbursement to insurers for high cost members. Our health plans pay an annual contribution on a per-member basis, and are eligible for recoveries if claims for individual members exceed a specified threshold, up to a maximum amount. This three-year program will end on December 31, 2016. We recognize the assessments to fund the transitional reinsurance program as a reduction to premium revenue in our consolidated statements of income. We recognize recoveries under the reinsurance program as a reduction to medical care costs in our consolidated statements of income.

•
Risk corridor: This program is intended to limit gains and losses of insurers by comparing allowable costs to a target amount as defined by the CMS. Variances from the target amount exceeding certain thresholds may result in amounts due to or receivables due from CMS. This three-year program will end on December 31, 2016. Due to uncertainties as to the amount of federal funding available to support the risk corridor program, we do not recognize amounts receivable under this program. All liabilities are recognized as incurred. We estimate our ultimate premium based on insurance policy year-to-date experience, and recognize estimated premiums relating to the risk corridor program as an adjustment to premium revenue in our consolidated statements of income.

Additionally, the ACA established a minimum annual medical loss ratio (Minimum MLR) of 80% for the Marketplace. The medical loss ratio represents medical costs as a percentage of premium revenue. What constitutes medical costs and premium revenue are specifically defined by federal regulations. If the Minimum MLR is not met, we may be required to pay rebates to our Marketplace policyholders. Each of the 3R programs is taken into consideration when computing the Minimum MLR. We recognize estimated rebates under the Minimum MLR as an adjustment to premium revenue in our consolidated statements of income.
Quality Incentives
At several of our health plans, revenue ranging from approximately 1% to 3% of certain health plan premiums is earned only if certain performance measures are met.
During the second quarter, we were informed by the Texas Department of Health and Human Services that it will not recoup any quality revenue for calendar years 2014, 2015, and 2016. Therefore, we recognized previously deferred quality revenue amounting to approximately $51 million in the second quarter of 2016. Of the $51 million adjustment, $44 million related to 2015 and 2014 dates of service, and $7 million related to the first quarter of 2016.
The following table quantifies the quality incentive premium revenue recognized for the periods presented, including the amounts earned in the periods presented and prior periods. Although the reasonably possible effects of a change in estimate related to quality incentive premium revenue as of June 30, 2016 are not known, we have no reason to believe that the adjustments to prior years noted below are not indicative of the potential future changes in our estimates as of June 30, 2016, other than the Texas quality revenue recognized in the second quarter of 2016 described above.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Maximum available quality incentive premium - current period	$41	$28	$81	$58
Amount of quality incentive premium revenue recognized in current period:
Earned current period	$36	$11	$54	$21
Earned prior periods	49	11	54	11
Total	$85	$22	$108	32

Quality incentive premium revenue recognized as a percentage of total premium revenue	2.1%	0.7%	1.3%	0.5%
Income Taxes
The provision for income taxes is determined using an estimated annual effective tax rate, which is generally greater than the U.S. federal statutory rate primarily because of state taxes, nondeductible expenses such as the Health Insurer Fee (HIF), certain compensation, and other general and administrative expenses. The effective tax rate may be subject to fluctuations during the year, particularly as a result of the level of pretax earnings, and also as new information is obtained. Such information may affect the assumptions used to estimate the annual effective tax rate, including factors such as the mix of pretax earnings in the various tax jurisdictions in which we operate, valuation allowances against deferred tax assets, the recognition or the reversal of the recognition of tax benefits related to uncertain tax positions, and changes in or the interpretation of tax laws in jurisdictions where we conduct business. We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities, along with net operating loss and tax credit carryovers.
Recent Accounting Pronouncements
Revenue Recognition. In May 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-12, Revenue from Contracts with Customers (Topic 606). The amendments, which address transition, collectibility, non-cash consideration and the presentation of sales and other similar taxes, do not change the core principles of ASU 2014-09, but rather address implementation issues and are intended to result in more consistent application. We intend to adopt this standard on January 1, 2018. We are evaluating the potential effects of the adoption to our financial statements.
In April 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, which amends certain aspects of ASC 606, Revenue from Contracts with Customers. ASU 2016-10 amends step two of the new revenue standard’s five-step model to include guidance on immaterial promised goods or services, shipping and handling activities and identifying when promises represent performance obligations. ASU 2016-10 also provides guidance related to licensing such as, but not limited to, sales-based and usage-based royalties and renewals of license that provide a right to use intellectual property. We intend to adopt this standard on January 1, 2018. We are evaluating the potential effects of the adoption to our financial statements.
In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers - Principal vs. Agent Considerations, which amends the principal–versus–agent implementation guidance in ASC 606. ASU 2016-08 clarifies that an entity should evaluate whether it is the principal or agent for each specified good or service promised in a contract with a customer as defined in ASC 606. The entity must first identify each specified good or service to be provided to the customer and then assess whether it controls each specified good or service. The ASU also removed two of the five indicators used in evaluating control under the old guidance and reframes the remaining three indicators. We intend to adopt this standard on January 1, 2018. We are evaluating the potential effects of the adoption to our financial statements.
Credit Losses. In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which changes how companies measure credit losses on most financial instruments measured at amortized cost, such as loans, receivables and held-to-maturity debt securities. Rather than generally recognizing credit losses when it is probable that the loss has been incurred, the revised guidance requires companies to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument's contractual life. ASU 2016-13 is effective for fiscal periods beginning after December 15, 2019 and must be adopted as a cumulative effect adjustment to retained earnings. Early adoption is permitted. We are evaluating the potential effects of the adoption to our financial statements.
Stock Compensation. In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation, which simplifies several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, statutory tax and classification in the statement of cash flows. ASU 2016-09 is effective for fiscal periods beginning after December 15, 2016 and must be adopted using the modified retrospective approach except for classification in the statement of cash flows, which must be adopted using either the prospective or retrospective approach. Early adoption is permitted. We are evaluating the potential effects of the adoption to our financial statements.
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (SEC) did not have, or are not believed by management to have, a material impact on our present or future consolidated financial statements.
3. Net Income per Share
The following table sets forth the calculation of basic and diluted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except net income per share)
Numerator:
Net income	$33	$39	$57	$67
Denominator:
Shares outstanding at the beginning of the period	55	49	55	49
Weighted-average number of shares:
Issued in common stock offering	—	1	—	1
Denominator for basic net income per share	55	50	55	50
Effect of dilutive securities:
Convertible senior notes (1)	—	1	—	—
1.125% Warrants (1)	—	3	1	2
Denominator for diluted net income per share	55	54	56	52

Net income per share (2):
Basic	$0.58	$0.78	$1.02	$1.36
Diluted	$0.58	$0.72	$1.01	$1.29
______________________________

(1)	For more information regarding the convertible senior notes, refer to Note 10, "Debt." For more information regarding the 1.125% Warrants, refer to Note 11, "Derivatives."

(2)	Source data for calculations in thousands.
4. Business Combinations
In the first quarter of 2016, we closed on several business combinations in the Health Plans segment. For all of these transactions, we applied the acquisition method of accounting, where the total purchase price was allocated, or preliminarily allocated, to tangible and intangible assets acquired, and liabilities assumed based on their respective fair values. For the Health Plans acquisitions, described below, only intangible assets were acquired. All of these acquisitions were funded using available cash and acquisition-related costs were insignificant.
Health Plans
Consistent with our strategy to grow in our existing markets, we closed the following Health Plans acquisitions in the first quarter of 2016:
Illinois. On January 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business of, Accountable Care Chicago, LLC, also known as MyCare Chicago. The initial purchase price was approximately $35 million, and the Illinois health plan added approximately 58,000 Medicaid members as a result of this transaction.

On January 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business, of Loyola Physician Partners, LLC. The final purchase price was approximately $12 million, and the Illinois health plan added approximately 18,000 Medicaid members as a result of this transaction.
On March 1, 2016, our Illinois health plan closed on its acquisition of the Medicaid membership, and certain assets related to the Medicaid business, of Better Health Network, LLC. The initial purchase price was approximately $18 million, and the Illinois health plan added approximately 34,000 Medicaid members as a result of this transaction.
Michigan. On January 1, 2016, our Michigan health plan closed on its acquisition of the Medicaid and MIChild membership, and certain Medicaid and MIChild assets, of HAP Midwest Health Plan, Inc. The final purchase price was approximately $31 million, and the Michigan health plan added approximately 68,000 Medicaid and MIChild members as a result of this transaction.
Washington. On January 1, 2016, our Washington health plan closed on its acquisition of the Medicaid contracts, and certain assets related to the operation of the Medicaid business, of Columbia United Providers, Inc. The final purchase price was approximately $28 million, and the Washington health plan added approximately 57,000 Medicaid members as a result of this transaction.
For these acquisitions, we recorded goodwill to the Health Plans segment amounting to $90 million in the aggregate, which relates to future economic benefits arising from expected synergies to be achieved. Such synergies include use of our existing infrastructure to support the added membership. The amount recorded as goodwill is deductible for income tax purposes.
The following table presents the intangible assets identified in the transactions described above. The weighted-average amortization period, in the aggregate, is 5.9 years. For these acquisitions in the aggregate, we expect to record amortization of approximately $6 million per year in the years 2016 through 2020 and $1 million in 2021.

	Fair Value	Life
	(In millions)	(Years)
Intangible asset type:
Contract rights - member list	$28	5
Provider network	6	10
	$34
5. Fair Value Measurements
We consider the carrying amounts of cash and cash equivalents and other current assets and current liabilities (not including current portion of long-term debt) to approximate their fair values because of the relatively short period of time between the origination of these instruments and their expected realization or payment. For our financial instruments measured at fair value on a recurring basis, we prioritize the inputs used in measuring fair value according to a three-tier fair value hierarchy as follows:
Level 1 — Observable Inputs. Level 1 financial instruments are actively traded and therefore the fair value for these securities is based on quoted market prices on one or more securities exchanges.
Level 2 — Directly or Indirectly Observable Inputs. Level 2 financial instruments are traded frequently though not necessarily daily. Fair value for these investments is determined using a market approach based on quoted prices for similar securities in active markets or quoted prices for identical securities in inactive markets.
Level 3 — Unobservable Inputs. Level 3 financial instruments are valued using unobservable inputs that represent management's best estimate of what market participants would use in pricing the financial instrument at the measurement date. Our Level 3 financial instruments include derivative financial instruments.
Derivative financial instruments include the 1.125% Call Option derivative asset and the 1.125% Conversion Option derivative liability. These derivatives are not actively traded and are valued based on an option pricing model that uses observable and unobservable market data for inputs. Significant market data inputs used to determine fair value as of June 30, 2016 included the price of our common stock, the time to maturity of the derivative instruments, the risk-free interest rate, and the implied volatility of our common stock. As described further in Note 11, “Derivatives,” the 1.125% Call Option asset and the 1.125% Conversion Option liability were designed such that changes in their fair values would offset, with minimal impact to the consolidated statements of income. Therefore, the sensitivity of changes in the unobservable inputs to the option pricing model for such instruments is mitigated.

The changes in fair value of Level 3 financial instruments were insignificant to our results of operations for the six months ended June 30, 2016.
Our financial instruments measured at fair value on a recurring basis at June 30, 2016, were as follows:

	Total	Level 1	Level 2	Level 3
	(In millions)
Corporate debt securities	$1,345	$—	$1,345	$—
Government-sponsored enterprise securities (GSEs)	196	196	—	—
Municipal securities	180	—	180	—
U.S. treasury notes	108	108	—	—
Asset-backed securities	71	—	71	—
Certificates of deposit	68	—	68	—
Subtotal - current investments	1,968	304	1,664	—
1.125% Call Option derivative asset	226	—	—	226
Total assets measured at fair value on a recurring basis	$2,194	$304	$1,664	$226

1.125% Conversion Option derivative liability	$226	$—	$—	$226
Total liabilities measured at fair value on a recurring basis	$226	$—	$—	$226
Our financial instruments measured at fair value on a recurring basis at December 31, 2015, were as follows:

	Total	Level 1	Level 2	Level 3
	(In millions)
Corporate debt securities	$1,184	$—	$1,184	$—
GSEs	211	211	—	—
Municipal securities	185	—	185	—
U.S. treasury notes	78	78	—	—
Asset-backed securities	63	—	63	—
Certificates of deposit	80	—	80	—
Subtotal - current investments	1,801	289	1,512	—
1.125% Call Option derivative asset	374	—	—	374
Total assets measured at fair value on a recurring basis	$2,175	$289	$1,512	$374

1.125% Conversion Option derivative liability	$374	$—	$—	$374
Total liabilities measured at fair value on a recurring basis	$374	$—	$—	$374
Fair Value Measurements – Disclosure Only
The carrying amounts and estimated fair values of our senior notes, which are classified as Level 2 financial instruments, are indicated in the following table.

	June 30, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In millions)
5.375% Notes	$690	$702	$689	$700
1.125% Convertible Notes	460	742	448	865
1.625% Convertible Notes	278	329	273	365
	$1,428	$1,773	$1,410	$1,930

6. Investments
The following tables summarize our investments as of the dates indicated:

	June 30, 2016
	Amortized	Gross Unrealized		Estimated Fair
	Cost	Gains	Losses	Value
	(In millions)
Corporate debt securities	$1,340	$5	$—	$1,345
GSEs	196	—	—	196
Municipal securities	178	2	—	180
U.S. treasury notes	108	—	—	108
Asset-backed securities	71	—	—	71
Certificates of deposit	68	—	—	68
	$1,961	$7	$—	$1,968

	December 31, 2015
	Amortized	Gross Unrealized		Estimated Fair
	Cost	Gains	Losses	Value
	(In millions)
Corporate debt securities	$1,189	$—	$5	$1,184
GSEs	212	—	1	211
Municipal securities	186	—	1	185
U.S. treasury notes	78	—	—	78
Asset-backed securities	63	—	—	63
Certificates of deposit	80	—	—	80
	$1,808	$—	$7	$1,801
The contractual maturities of our investments as of June 30, 2016 are summarized below:

	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$1,084	$1,084
Due after one year through five years	844	850
Due after five years through ten years	33	34
	$1,961	$1,968
Gross realized gains and losses from sales of available-for-sale securities are calculated under the specific identification method and are included in investment income. Gross realized investment gains and losses for the three and six months ended June 30, 2016 and 2015 were insignificant.
We have determined that unrealized gains and losses at June 30, 2016 and December 31, 2015, are temporary in nature, because the change in market value for these securities has resulted from fluctuating interest rates, rather than a deterioration of the creditworthiness of the issuers. So long as we maintain the intent and ability to hold these securities to maturity, we are unlikely to experience gains or losses. In the event that we dispose of these securities before maturity, we expect that realized gains or losses, if any, will be immaterial.
There were no available-for-sale investments in a material continuous loss position as of June 30, 2016.

The following table segregates those available-for-sale investments that have been in a continuous loss position for less than 12 months, and those that have been in a loss position for 12 months or more as of December 31, 2015:

	In a Continuous Loss Position for Less than 12 Months			In a Continuous Loss Position for 12 Months or More
	Estimated Fair Value	Unrealized Losses	Total Number of Positions	Estimated Fair Value	Unrealized Losses	Total Number of Positions
	(Dollars in millions)
Corporate debt securities	$825	$4	588	$119	$1	87
GSEs	182	1	77	—	—	—
Municipal securities	128	1	181	—	—	—
	$1,135	$6	846	$119	$1	87
7. Receivables
Receivables consist primarily of amounts due from government Medicaid agencies, which may be subject to potential retroactive adjustments. Because all of our receivable amounts are readily determinable and substantially all of our creditors are governmental authorities, our allowance for doubtful accounts is immaterial. The information below is presented by segment.

	June 30, 2016	December 31, 2015
	(In millions)
California	$180	$104
Florida	103	22
Illinois	106	35
Michigan	62	39
New Mexico	64	51
Ohio	112	66
Puerto Rico	50	33
South Carolina	11	6
Texas	60	56
Utah	38	18
Washington	81	53
Wisconsin	46	22
Direct delivery and other	5	6
Total Health Plans segment	918	511
Molina Medicaid Solutions segment	41	37
Other segment	53	49
	$1,012	$597
8. Restricted Investments
Pursuant to the regulations governing our Health Plans segment subsidiaries, we maintain statutory deposits and deposits required by government authorities in certificates of deposit and U.S. treasury securities. We also maintain restricted investments as protection against the insolvency of certain capitated providers. The following table presents the balances of restricted investments:

	June 30, 2016	December 31, 2015
	(In millions)
Florida	$28	$34
Illinois	3	—
Michigan	1	1
New Mexico	43	43
Ohio	12	12
Puerto Rico	10	10
Texas	4	4
Utah	4	4
Wisconsin	1	1
Other	1	—
Total Health Plans segment	$107	$109
The contractual maturities of our held-to-maturity restricted investments as of June 30, 2016 are summarized below:

	Amortized Cost	Estimated Fair Value
	(In millions)
Due in one year or less	$106	$106
Due after one year through five years	1	1
	$107	$107
9. Medical Claims and Benefits Payable
The following table provides the details of our medical claims and benefits payable (including amounts payable for the provision of long-term services and supports, or LTSS) as of the dates indicated.

	June 30, 2016	December 31, 2015
	(In millions)
Fee-for-service claims incurred but not paid (IBNP)	$1,292	$1,191
Pharmacy payable	103	88
Capitation payable	37	140
Other	334	266
	$1,766	$1,685
"Other" medical claims and benefits payable include amounts payable to certain providers for which we act as an intermediary on behalf of various government agencies without assuming financial risk. Such receipts and payments do not impact our consolidated statements of income. Non-risk provider payables amounted to $191 million and $167 million as of June 30, 2016 and December 31, 2015, respectively.
The following table presents the components of the change in our medical claims and benefits payable for the periods indicated. The amounts presented for “Components of medical care costs related to: Prior periods” represent the amount by which our original estimate of medical claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(Dollars in millions)
Medical claims and benefits payable, beginning balance	$1,685	$1,201
Components of medical care costs related to:
Current period	7,371	11,935
Prior periods	(189)	(141)
Total medical care costs	7,182	11,794

Change in non-risk provider payables	24	48

Payments for medical care costs related to:
Current period	5,885	10,448
Prior periods	1,240	910
Total paid	7,125	11,358
Medical claims and benefits payable, ending balance	$1,766	$1,685
Benefit from prior period as a percentage of:
Balance at beginning of period	11.3%	11.8%
Premium revenue, trailing twelve months	1.3%	1.1%
Medical care costs, trailing twelve months	1.4%	1.2%
The portion of our total medical claims and benefits payable liability that is most subject to variability in the estimate is fee-for-service claims incurred but not paid (IBNP). Our IBNP, included in medical claims and benefits payable, represents our best estimate of the total amount of claims we will ultimately pay with respect to claims that we have incurred as of the balance sheet date. We estimate our IBNP monthly using actuarial methods based on a number of factors.
Assuming that our initial estimate of IBNP is accurate, we believe that amounts ultimately paid would generally be between 8% and 10% less than the IBNP liability recorded at the end of the period as a result of the inclusion in that liability of the provision for adverse claims deviation and the accrued cost of settling those claims. Because the amount of our initial liability is merely an estimate (and therefore not perfectly accurate), we will always experience variability in that estimate as new information becomes available with the passage of time. Therefore, there can be no assurance that amounts ultimately paid out will fall within the range of 8% to 10% lower than the liability that was initially recorded. Furthermore, because our initial estimate of IBNP is derived from many factors, some of which are qualitative in nature rather than quantitative, we are seldom able to assign specific values to the reasons for a change in estimate – we only know when the circumstances for any one or more factors are out of the ordinary.
The use of a consistent methodology in estimating our liability for medical claims and benefits payable minimizes the degree to which the under– or overestimation of that liability at the close of one period may affect consolidated results of operations in subsequent periods. In particular, the use of a consistent methodology should result in the replenishment of reserves during any given period in a manner that generally offsets the benefit of favorable prior period development in that period. Facts and circumstances unique to the estimation process at any single date, however, may still lead to a material impact on consolidated results of operations in subsequent periods. Any absence of adverse claims development (as well as the expensing through general and administrative expense of the costs to settle claims held at the start of the period) will lead to the recognition of a benefit from prior period claims development in the period subsequent to the date of the original estimate.
As indicated above, the amounts ultimately paid out on our medical claims and benefits payable liabilities in fiscal years 2016 and 2015 were less than what we had expected when we had established those liabilities. The differences between our original estimates and the amounts ultimately paid out (or now expected to be ultimately paid out) for the most part related to IBNP. While many related factors working in conjunction with one another serve to determine the accuracy of our estimates, we are seldom able to quantify the impact that any single factor has on a change in estimate. In addition, given the variability inherent in the reserving process, we will only be able to identify specific factors if they represent a significant departure from expectations. As a result, we do not expect to be able to fully quantify the impact of individual factors on changes in estimates.
We believe that the most significant uncertainties surrounding our IBNP estimates at June 30, 2016 are as follows:

•	In the first half of 2016, our Marketplace enrollment across all health plans increased by approximately 392,000 members. Some of the states with significant increases included:

◦	California: 57,000

◦	Florida: 94,000

◦	Texas: 110,000

◦	Utah: 48,000

◦	Wisconsin: 38,000
Because these new Marketplace members may have different utilization patterns than our legacy members, our estimates of the liability we have incurred for services provided to these members are subject to more than the usual amount of uncertainty.

•
Our Illinois health plan added over 100,000 new members under acquisitions of three Medicaid contracts during the first half of 2016. Because these new members may have different utilization patterns than our legacy members, our estimates of the liability we have incurred for services provided to these members are subject to more than the usual amount of uncertainty.

•
At our New Mexico, Puerto Rico and Washington health plans, we overpaid certain inpatient and outpatient facility claims. We adjusted our claims payment history to reflect the claims payment pattern that would have occurred without these overpayments. For this reason, our liability estimates at these health plans are subject to more than the usual amount of uncertainty.

•
At our Washington health plan, the covered benefits in two counties were expanded to include behavioral health benefits under the state's new fully integrated managed care program, which impacted about 80,000 members. Because these are new benefits, our liability estimate at this health plan is subject to more than the usual amount of uncertainty.

We recognized favorable prior period claims development in the amount of $189 million for the six months ended June 30, 2016. This amount represents our estimate as of June 30, 2016, of the extent to which our initial estimate of medical claims and benefits payable at December 31, 2015 was more than the amount that will ultimately be paid out in satisfaction of that liability. We believe the overestimation was due primarily to the following factors:

•
A new version of diagnostic codes was required for all claims with dates of service on October 1, 2015, and later. As a result, payment was delayed or denied for a significant number of claims due to provider submission of claims with diagnostic codes that were no longer valid. Once providers were able to submit claims with the correct diagnostic codes, our actual costs were ultimately less than expected.

•	At our New Mexico health plan, we overestimated the impact of several pending high-dollar claims, and our actual costs were ultimately less than expected.

•
At our Washington health plan, we overpaid certain outpatient facility claims in 2015 when the state converted to a new payment methodology. We did not include an estimate in the reserves for this potential recovery as of December 31, 2015.

•	At our California health plan, approximately 55,000 new members were added to our Medicaid Expansion product in 2015. For these new members, our actual costs were ultimately less than expected.
10. Debt
As of June 30, 2016, contractual maturities of debt for the years ending December 31 are as follows:

	Total	2016	2017	2018	2019	2020	Thereafter
	(In millions)
5.375% Notes	$700	$—	$—	$—	$—	$—	$700
1.125% Convertible Notes	550	—	—	—	—	550	—
1.625% Convertible Notes (1)	302	—	—	—	—	—	302
	$1,552	$—	$—	$—	$—	$550	$1,002

(1)
The 1.625% Notes have a contractual maturity date in 2044; however, on specified dates beginning in 2018 as described below, holders of the 1.625% Notes may require us to repurchase some or all of the 1.625% Notes, or we may redeem any or all of the 1.625% Notes.

Substantially all of our debt is held at the parent, which is reported in the Other segment. The principal amounts, unamortized discount (net of premium related to the 1.625% Notes), unamortized issuance costs, and net carrying amounts of debt were as follows:

	Principal Balance	Unamortized Discount	Unamortized Issuance Costs	Net Carrying Amount
	(In millions)
June 30, 2016:
5.375% Notes	$700	$—	$10	$690
1.125% Convertible Notes	550	84	6	460
1.625% Convertible Notes	302	20	4	278
	$1,552	$104	$20	$1,428
December 31, 2015:
5.375% Notes	$700	$—	$11	$689
1.125% Convertible Notes	550	95	7	448
1.625% Convertible Notes	302	25	4	273
Other	1	—	—	1
	$1,553	$120	$22	$1,411
Interest cost recognized relating to our convertible senior notes for the periods presented was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Contractual interest coupon rate	$3	$3	$6	$6
Amortization of the discount	8	7	15	14
	$11	$10	$21	$20
5.375% Senior Notes due 2022. On November 10, 2015, we completed the private offering of $700 million aggregate principal amount of senior notes (5.375% Notes) due November 15, 2022, unless earlier redeemed. Interest is payable semiannually in arrears on May 15 and November 15. The 5.375% Notes are not convertible into our common stock or any other securities.
The 5.375% Notes are guaranteed by certain of our wholly owned subsidiaries. The 5.375% Notes and the guarantees are effectively subordinated to all existing and future secured debt of us and our guarantors to the extent of the assets securing such debt. In addition, the 5.375% Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities and preferred stock of our subsidiaries that do not guarantee the 5.375% Notes.
We may redeem some or all of the 5.375% Notes at any time, and prior to August 15, 2022, at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest thereon, plus a "make-whole" premium. Thereafter, we may redeem some or all of the 5.375% Notes at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest thereon. The 5.375% Notes contain customary non-financial covenants and change of control provisions.
In connection with the issuance and sale of the 5.375% Notes, we entered into a registration rights agreement. Under this agreement, we will use commercially reasonable efforts to register substantially identical notes (the Exchange Notes) with the SEC in 2016. We will then offer such freely tradable Exchange Notes in exchange for the 5.375% Notes. We will pay additional interest on the 5.375% Notes if the Exchange Notes offering is not completed timely.
Credit Facility. In June 2015, we entered into an unsecured $250 million revolving credit facility (Credit Facility). The Credit Facility has a term of five years and all amounts outstanding will be due and payable on June 12, 2020. Subject to obtaining commitments from existing or new lenders and satisfaction of other specified conditions, we may increase the Credit Facility to up to $350 million. As of June 30, 2016, outstanding letters of credit amounting to $6 million reduced the borrowing capacity to $244 million, and no amounts were outstanding under the Credit Facility.
Borrowings under the Credit Facility bear interest based, at our election, on a base rate or an adjusted London Interbank Offered Rate (LIBOR), plus in each case the applicable margin. In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, we are required to pay a quarterly commitment fee.
Although the Credit Facility is not secured by any of our assets, certain of our wholly owned subsidiaries have jointly and severally guaranteed our obligations under the Credit Facility.

The Credit Facility contains customary non-financial and financial covenants, including a minimum fixed charge coverage ratio, a maximum debt-to-EBITDA ratio and minimum statutory net worth. At June 30, 2016, we were in compliance with all financial covenants under the Credit Facility.
1.125% Cash Convertible Senior Notes due 2020. In February 2013, we issued $550 million aggregate principal amount of 1.125% cash convertible senior notes (1.125% Notes) due January 15, 2020, unless earlier repurchased or converted. Interest is payable semiannually in arrears on January 15 and July 15.
The 1.125% Notes are senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 1.125% Notes; equal in right of payment to any of our unsecured indebtedness that is not subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our subsidiaries.
The 1.125% Notes are convertible only into cash, and not into shares of our common stock or any other securities. The initial conversion rate for the 1.125% Notes is 24.5277 shares of our common stock per $1,000 principal amount of the 1.125% Notes. This represents an initial conversion price of approximately $40.77 per share of our common stock. Upon conversion, in lieu of receiving shares of our common stock, a holder will receive an amount in cash, per $1,000 principal amount of 1.125% Notes, equal to the settlement amount, determined in the manner set forth in the indenture. We may not redeem the 1.125% Notes prior to the maturity date. Holders may convert their 1.125% Notes only under the following circumstances:

•
during any calendar quarter (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period immediately after any five consecutive trading day period (the measurement period) in which the trading price per $1,000 principal amount of 1.125% Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	upon the occurrence of specified corporate events; or

•	at any time on or after July 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date.
The 1.125% Notes did not meet the stock price trigger in the quarter ended June 30, 2016; therefore the $460 million carrying amount was reclassified to long-term debt as of June 30, 2016.
The 1.125% Notes contain an embedded cash conversion option (the 1.125% Conversion Option), which was separated from the 1.125% Notes and accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income until the 1.125% Conversion Option settles or expires. The initial fair value liability of the 1.125% Conversion Option simultaneously reduced the carrying value of the 1.125% Notes (effectively an original issuance discount). This discount is amortized to the 1.125% Notes' principal amount through the recognition of non-cash interest expense over the expected life of the debt. This has resulted in our recognition of interest expense on the 1.125% Notes at an effective rate of approximately 6%. As of June 30, 2016, the 1.125% Notes have a remaining amortization period of 3.5 years. The 1.125% Notes' if-converted value exceeded their principal amount by approximately $180 million and $332 million as of June 30, 2016 and December 31, 2015, respectively.
1.625% Convertible Senior Notes due 2044. In September 2014, we issued $125 million principal amount of 1.625% convertible senior notes (1.625% Notes) due August 15, 2044, unless earlier repurchased, redeemed or converted. Combined with the 1.625% Notes issued in an exchange transaction in 2014, the aggregate principal amount of 1.625% Notes issued was $302 million.
Interest is payable semiannually in arrears on February 15 and August 15. In addition, beginning with the semiannual interest period commencing immediately following the interest payment date on August 15, 2018, contingent interest will accrue on the 1.625% Notes during any semiannual interest period in which certain conditions or events occur, or under certain events of default. For example, additional interest of 0.25% per year will be payable on the 1.625% Notes for any semiannual interest period for which the principal amount of 1.625% Notes outstanding is less than $100 million.
The 1.625% Notes are senior unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the 1.625% Notes; equal in right of payment to any of our unsecured indebtedness that is not subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our subsidiaries.
The initial conversion rate for the 1.625% Notes is 17.2157 shares of our common stock per $1,000 principal amount of the 1.625% Notes. This represents an initial conversion price of approximately $58.09 per share of our common stock. Upon conversion, we will pay cash and, if applicable, deliver shares of our common stock to the converting holder in an amount per $1,000 principal amount of 1.625% Notes equal to the settlement amount (as defined in the related indenture).
Holders may convert their 1.625% Notes only under the following circumstances:

•
during any calendar quarter (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period (the measurement period) in which the trading price per $1,000 principal amount of 1.625% Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	upon the occurrence of specified corporate events;

•	if we call any 1.625% Notes for redemption, at any time until the close of business on the business day immediately preceding the redemption date;

•	during the period from, and including, May 15, 2018 to the close of business on the business day immediately preceding August 19, 2018; or

•
at any time on or after February 15, 2044 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their 1.625% Notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

As of June 30, 2016, the 1.625% Notes were not convertible.
We may not redeem the 1.625% Notes prior to August 19, 2018. On or after August 19, 2018, we may redeem all or part of the 1.625% Notes for cash, except for the 1.625% Notes we are required to repurchase in connection with a fundamental change or on any specified repurchase date. The redemption price for the 1.625% Notes will equal 100% of the principal amount of the 1.625% Notes being redeemed, plus accrued and unpaid interest. In addition, holders of the 1.625% Notes may require us to repurchase some or all of the 1.625% Notes for cash on August 19, 2018, August 19, 2024, August 19, 2029, August 19, 2034 and August 19, 2039, in each case, at a specified price equal to 100% of the principal amount of the 1.625% Notes to be repurchased, plus accrued and unpaid interest.
Because the 1.625% Notes are net share settled and have cash settlement features, we have allocated the principal amount between a liability component and an equity component. The reduced carrying value on the 1.625% Notes resulted in a debt discount that is amortized back to the 1.625% Notes' principal amount through the recognition of non-cash interest expense over the expected life of the debt. The expected life of the debt is approximately four years, beginning on the issuance date and ending on the first date we may redeem the 1.625% Notes in August 2018. As of June 30, 2016, the 1.625% Notes have a remaining amortization period of 2.1 years. This has resulted in our recognition of interest expense on the 1.625% Notes at an effective rate approximating what we would have incurred had nonconvertible debt with otherwise similar terms been issued, or approximately 5%. The outstanding 1.625% Notes’ if-converted value did not exceed their principal amount at June 30, 2016 and exceeded their principal amount at December 31, 2015 by approximately $10 million. At June 30, 2016 and December 31, 2015, the equity component of the 1.625% Notes, including the impact of deferred taxes, was $23 million.

11. Derivatives
The following table summarizes the fair values and the presentation of our derivative financial instruments (defined and discussed individually below) in the consolidated balance sheets:

	Balance Sheet Location	June 30, 2016	December 31, 2015
		(In millions)
Derivative asset:
1.125% Call Option	Current assets: Derivative asset	$—	$374
	Non-current assets: Derivative asset	$226	$—
Derivative liability:
1.125% Conversion Option	Current liabilities: Derivative liability	$—	$374
	Non-current liabilities: Derivative liability	$226	$—
Our derivative financial instruments do not qualify for hedge treatment; therefore the change in fair value of these instruments is recognized immediately in our consolidated statements of income, and reported in other expense, net. Gains and losses for our derivative financial instruments are presented individually in the consolidated statements of cash flows, supplemental cash flow information.
1.125% Notes Call Spread Overlay. Concurrent with the issuance of the 1.125% Notes in 2013, we entered into privately negotiated hedge transactions (collectively, the 1.125% Call Option) and warrant transactions (collectively, the 1.125% Warrants), with certain of the initial purchasers of the 1.125% Notes (the Counterparties). We refer to these transactions collectively as the Call Spread Overlay. Under the Call Spread Overlay, the cost of the 1.125% Call Option we purchased to cover the cash outlay upon conversion of the 1.125% Notes was reduced by proceeds from the sale of the 1.125% Warrants. Assuming full performance by the Counterparties (and 1.125% Warrants strike prices in excess of the conversion price of the 1.125% Notes), these transactions are intended to offset cash payments in excess of the principal amount of the 1.125% Notes due upon any conversion of the 1.125% Notes.
1.125% Call Option. The 1.125% Call Option, which is indexed to our common stock, is a derivative asset that requires mark-to-market accounting treatment due to cash settlement features until the 1.125% Call Option settles or expires. For further discussion of the inputs used to determine the fair value of the 1.125% Call Option, refer to Note 5, "Fair Value Measurements."
1.125% Conversion Option. The embedded cash conversion option within the 1.125% Notes is accounted for separately as a derivative liability, with changes in fair value reported in our consolidated statements of income until the cash conversion option settles or expires. For further discussion of the inputs used to determine the fair value of the 1.125% Conversion Option, refer to Note 5, "Fair Value Measurements."
As of June 30, 2016, the 1.125% Call Option and the 1.125% Conversion Option were classified as a non-current asset and non-current liability, respectively, because the 1.125% Notes may not be converted within 12 months of June 30, 2016, as described in Note 10, "Debt."
12. Stockholders' Equity
Stockholders' equity increased $84 million during the six months ended June 30, 2016 compared with stockholders' equity at December 31, 2015. The increase was primarily due to net income of $57 million, $8 million of other comprehensive income and $19 million related to employee stock transactions.
1.125% Warrants. In connection with the Call Spread Overlay transaction described in Note 11, "Derivatives," in 2013, we issued 13,490,236 warrants with a strike price of $53.8475 per share. The number of warrants and the strike price are subject to adjustment under certain circumstances. If the market value per share of our common stock exceeds the strike price of the 1.125% Warrants on any trading day during the 160 trading day measurement period (beginning on April 15, 2020) under the 1.125% Warrants, we will be obligated to issue to the Counterparties a number of shares equal in value to the product of the amount by which such market value exceeds such strike price and 1/160th of the aggregate number of shares of our common stock underlying the 1.125% Warrants, subject to a share delivery cap. The 1.125% Warrants could separately have a dilutive effect to the extent that the market value per share of our common stock exceeds the applicable strike price of the 1.125% Warrants. Refer to Note 3, "Net Income per Share," for dilution information for the periods presented. We will not receive any additional proceeds if the 1.125% Warrants are exercised.

Securities Repurchase Program. Effective as of December 16, 2015, our board of directors authorized the repurchase of up to $50 million in aggregate of our common stock or senior notes. This repurchase program extends through December 31, 2016.
Stock Incentive Plans. In connection with our equity incentive plans and employee stock purchase plan, approximately 446,000 shares of common stock vested, net of shares used to settle employees’ income tax obligations, during the six months ended June 30, 2016.
Charged to general and administrative expenses, total share-based compensation expense was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Restricted stock and performance awards	$8	$2	$13	$7
Employee stock purchase plan and stock options	1	1	3	2
	$9	$3	$16	$9
As of June 30, 2016, there was $45 million of total unrecognized compensation expense related to unvested restricted share awards, including those with performance conditions, which we expect to recognize over a remaining weighted-average period of 1.8 years. This unrecognized compensation cost assumes an estimated forfeiture rate of 4.3% for non-executive employees as of June 30, 2016.
Restricted stock. Restricted and performance stock activity for the six months ended June 30, 2016 is summarized below:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Unvested balance as of December 31, 2015	1,035	$46.68
Granted	505	64.22
Vested	(329)	41.45
Forfeited	(19)	52.01
Unvested balance as of June 30, 2016	1,192	55.47
The total fair value of restricted and performance awards granted during the six months ended June 30, 2016 and 2015 was $32 million and $27 million, respectively. The total fair value of restricted awards, including those with performance and market conditions, which vested during the six months ended June 30, 2016 and 2015 was $21 million and $24 million, respectively.
As of June 30, 2016, there were approximately 603,000 unvested restricted shares outstanding which contained one or more performance measures. In the event the vesting conditions are not achieved, the awards will lapse. Based on our assessment as of June 30, 2016, we expect the performance conditions for approximately 425,000 of these outstanding restricted share awards to be met in full.
13. Segment Information
We have three reportable segments. These segments include our Health Plans and Molina Medicaid Solutions segments, which comprise the vast majority of our operations, and our Other segment. As of December 31, 2015, we changed our reporting structure as a result of the Pathways acquisition in November 2015, which is reported in Other.
Our reportable segments are consistent with how we currently manage the business and view the markets we serve. The Health Plans segment consists of our health plans and our direct delivery business. Our health plans are operating segments that have been aggregated for reporting purposes because they share similar economic characteristics. The Molina Medicaid Solutions segment provides Medicaid management information system (MMIS) design, development, and implementation; business process outsourcing solutions; hosting services; and information technology support services to state Medicaid agencies. Our Other segment includes other businesses, such as our Pathways behavioral health and social services provider, that do not meet the quantitative thresholds for a reportable segment as defined by GAAP, as well as corporate amounts not allocated to other reportable segments.
Gross margin is the appropriate earnings measure for our reportable segments, based on how our chief operating decision maker currently reviews results, assesses performance, and allocates resources.

Gross margin for our Health Plans segment is referred to as "Medical margin," and for our Molina Medicaid Solutions and Other segments, as "Service margin." Medical margin represents the amount earned by the Health Plans segment after medical costs are deducted from premium revenue. The medical care ratio represents the amount of medical care costs as a percentage of premium revenue, and is one of the key metrics used to assess the performance of the Health Plans segment. Therefore, the underlying medical margin is the most important measure of earnings reviewed by the chief operating decision maker. The service margin is equal to service revenue minus cost of service revenue.

	Health Plans	Molina Medicaid Solutions	Other	Consolidated

	(In millions)
Three Months Ended June 30, 2016
Total revenue (1)	$4,223	$46	$90	$4,359
Gross margin	435	5	14	454

Six Months Ended June 30, 2016
Total revenue (1)	$8,424	$98	$180	$8,702
Gross margin	842	11	21	874

Three Months Ended June 30, 2015
Total revenue (1)	$3,477	$47	$1	$3,525
Gross margin	375	14	—	389

Six Months Ended June 30, 2015
Total revenue (1)	$6,593	$99	$4	$6,696
Gross margin	710	30	—	740

Total Assets
June 30, 2016	$5,521	$252	$1,429	$7,202
December 31, 2015	4,707	213	1,656	6,576
______________________

(1)	Total revenue consists primarily of premium revenue for the Health Plans segment, and service revenue for the Molina Medicaid Solutions and Other segments.
The following table reconciles gross margin by segment to consolidated income before income tax expense:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Gross margin:
Health Plans	$435	$375	$842	$710
Molina Medicaid Solutions	5	14	11	30
Other	14	—	21	—
Total gross margin	454	389	874	740
Add: other operating revenues (1)	195	174	403	322
Less: other operating expenses (2)	(544)	(447)	(1,083)	(864)
Operating income	105	116	194	198
Other expenses, net	(25)	(15)	(50)	(30)
Income before income tax expense	$80	$101	$144	$168

______________________

(1)	Other operating revenues include premium tax revenue, health insurer fee revenue, investment income and other revenue.

(2)	Other operating expenses include general and administrative expenses, premium tax expenses, health insurer fee expenses and depreciation and amortization.
14. Commitments and Contingencies
Legal Proceedings. The health care and business process outsourcing industries are subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations can be subject to government review and interpretation, as well as regulatory actions unknown and unasserted at this time. Penalties associated with violations of these laws and regulations include significant fines and penalties, exclusion from participating in publicly funded programs, and the repayment of previously billed and collected revenues.
We are involved in legal actions in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. We have accrued liabilities for certain matters for which we deem the loss to be both probable and estimable. Although we believe that our estimates of such losses are reasonable, these estimates could change as a result of further developments of these matters. The outcome of legal actions is inherently uncertain and such pending matters for which accruals have not been established have not progressed sufficiently through discovery and/or development of important factual information and legal issues to enable us to estimate a range of possible loss, if any. While it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these pending matters could have a material adverse effect on our consolidated financial position, results of operations, or cash flows.
State of Louisiana. On June 26, 2014, the state of Louisiana filed a Petition for Damages against Molina Medicaid Solutions, Molina Healthcare, Inc., Unisys Corporation, and Paramax Systems Corporation, a subsidiary of Unisys, in the Parish of Baton Rouge, 19th Judicial District, versus number 631612. The Petition alleges that between 1989 and 2012, the defendants utilized an incorrect reimbursement formula for the payment of pharmaceutical claims. We believe we have several meritorious defenses to the claims of the state, and any liability for the alleged claims is not currently probable and is not reasonably estimable.
United States of America, ex rel., Anita Silingo v. Mobile Medical Examination Services, Inc., et al. On or around October 14, 2014, Molina Healthcare of California, Molina Healthcare of California Partner Plan, Inc., Mobile Medical Examination Services, Inc. (MedXM), and other health plan defendants were served with a Complaint previously filed under seal in the Central District Court of California by Relator, Anita Silingo, Case No. SACV13-1348-FMO(SHx). The Complaint alleges that MedXM improperly modified medical records and otherwise took inappropriate steps to increase members’ risk adjustment scores, and that the defendants, including Molina Healthcare of California and Molina Healthcare of California Partner Plan, Inc., purportedly turned a “blind eye” to these unlawful practices. On October 22, 2015, the Relator filed a third amended complaint. On July 11, 2016, the District Court dismissed with prejudice the third amended complaint, without leave to amend, thereby concluding this litigation.
Rodriguez v. Providence Community Corrections.  On October 1, 2015, seven individuals, on behalf of themselves and all others similarly situated, filed a complaint in the District Court for the Middle District of Tennessee, Nashville Division, Case No. 3:15-cv-01048 (the "Rodriquez Litigation"), against Providence Community Corrections, Inc. (now known as Pathways Community Corrections, Inc., or "PCC"). Rutherford County, Tennessee formerly contracted with PCC for the administration of misdemeanor probation, which involved the collection of court costs and fees from probationers. The complaint alleges, among other things, that PCC illegally assessed fees and surcharges against probationers and made improper threats of arrest and probation revocation if the probationers did not pay such amounts. The plaintiffs in the Rodriguez Litigation seek alleged compensatory, treble, and punitive damages, plus attorneys’ fees, for alleged federal and state constitutional violations, as well as alleged violations of the Racketeer Influenced and Corrupt Organization Act. PCC’s agreement with Rutherford County terminated effective December 29, 2015. On November 1, 2015, one month after the Rodriguez Litigation had been commenced, we acquired PCC from The Providence Service Corporation ("Providence") pursuant to a membership interest purchase agreement. We have notified Providence that, for its failure to disclose the Rodriguez Litigation, we intend to seek indemnification from Providence under the membership interest purchase agreement for any liability arising from the Rodriguez Litigation.
Provider Claims. Many of our medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations have led certain medical providers to pursue us for additional compensation. The claims made by providers in such circumstances often involve issues of contract compliance, interpretation, payment methodology, and intent. These claims often extend to services provided by the providers over a number of years.

Various providers have contacted us seeking additional compensation for claims that we believe to have been settled. These matters, when finally concluded and determined, will not, in our opinion, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows.
States' Budgets. From time to time, the states in which our health plans operate may experience financial difficulties, which could lead to delays in premium payments. It has been our practice in the past to continue to serve our members and pay health care providers for services rendered in circumstances where state (or Commonwealth) governments are temporarily unable to pay us, so long as we continue to believe that such state (or Commonwealth) governments will ultimately pay us.
Regulatory Capital and Dividend Restrictions. Our health plans, which are operated by our respective wholly owned subsidiaries in those states, are subject to state laws and regulations that, among other things, require the maintenance of minimum levels of statutory capital, as defined by each state. Regulators in some states may also attempt to enforce capital requirements upon us that require the retention of net worth in excess of amounts formally required by statute or regulation. Such statutes, regulations and informal capital requirements also restrict the timing, payment, and amount of dividends and other distributions that may be paid to us as the sole stockholder. To the extent our subsidiaries must comply with these regulations, they may not have the financial flexibility to transfer funds to us.
Based on current statutes and regulations, the net assets in these subsidiaries (after intercompany eliminations) which may not be transferable to us in the form of loans, advances, or cash dividends was approximately $1,299 million at June 30, 2016, and $1,229 million at December 31, 2015. Because of the statutory restrictions that inhibit the ability of our health plans to transfer net assets to us, the amount of retained earnings readily available to pay dividends to our stockholders is generally limited to cash, cash equivalents and investments held by the parent company – Molina Healthcare, Inc. Such cash, cash equivalents and investments amounted to $466 million and $612 million as of June 30, 2016 and December 31, 2015, respectively.
The National Association of Insurance Commissioners (NAIC) adopted rules effective December 31, 1998, which, if implemented by the states, set minimum capitalization requirements for insurance companies, HMOs, and other entities bearing risk for health care coverage. The requirements take the form of risk-based capital (RBC) rules which may vary from state to state.
As of June 30, 2016, our health plans had aggregate statutory capital and surplus of approximately $1,384 million compared with the required minimum aggregate statutory capital and surplus of approximately $854 million. All of our health plans were in compliance with the minimum capital requirements at June 30, 2016. We have the ability and commitment to provide additional capital to each of our health plans when necessary to ensure that statutory capital and surplus continue to meet regulatory requirements.
15. Related Party Transactions
Our California health plan has entered into a provider agreement with Pacific Healthcare IPA (Pacific), which is 50% owned by the brother-in-law of Dr. J. Mario Molina, our Chief Executive Officer, and John C. Molina, our Chief Financial Officer. Under the terms of this provider agreement, the California health plan pays Pacific for medical care Pacific provides to health plan members. For the three and six months ended June 30, 2016 and 2015, the amounts paid to Pacific were insignificant.
Refer to Note 16, "Variable Interest Entities (VIEs)," for a discussion of the Joseph M. Molina, M.D. Professional Corporations.
16. Variable Interest Entities (VIEs)
Joseph M. Molina M.D., Professional Corporations
The Joseph M. Molina, M.D. Professional Corporations (JMMPC) were created to further advance our direct delivery business. JMMPC's primary shareholder is Dr. J. Mario Molina, our chief executive officer, president, and chairman of the board of directors. Dr. Molina is paid no salary and receives no dividends in connection with his work for, or ownership of, JMMPC. JMMPC provides primary care medical services through its employed physicians and other medical professionals. JMMPC also provides certain specialty referral services to our California health plan members through a contracted provider network. Substantially all of the individuals served by JMMPC are members of our health plans. JMMPC does not have agreements to provide professional medical services with any other entities.
Our wholly owned subsidiary, Molina Medical Management, Inc. (MMM), has entered into services agreements with JMMPC to provide clinic facilities, clinic administrative support staff, patient scheduling services and medical supplies to JMMPC. The services agreements were designed such that JMMPC will operate at break even, ensuring the availability of quality care and access for our health plan members. The services agreements provide that the administrative fees charged to JMMPC by MMM are reviewed annually to assure the achievement of this goal.
Separately, our California, Florida, New Mexico, Utah and Washington health plans have entered into primary care services agreements with JMMPC. These agreements direct our health plans to perform a monthly reconciliation, to either fund

JMMPC's operating deficits, or receive JMMPC's operating surpluses, such that JMMPC will derive no profit or loss. Because the MMM services agreements described above mitigate the likelihood of significant operating deficits or surpluses, such monthly reconciliation amounts are generally insignificant. For the three months ended June 30, 2016 and 2015, our health plans paid $31 million and $27 million, respectively, to JMMPC for health care services provided by JMMPC to the health plans' members. For the six months ended June 30, 2016 and 2015, our health plans paid $61 million and $52 million, respectively, to JMMPC for health care services provided by JMMPC to the health plans' members.
We have determined that JMMPC is a VIE, and that we are its primary beneficiary. We have reached this conclusion under the power and benefits criterion model according to GAAP. Specifically, we have the power to direct the activities that most significantly affect JMMPC's economic performance, and the obligation to absorb losses or right to receive benefits that are potentially significant to the VIE, under the agreements described above. Because we are its primary beneficiary, we have consolidated JMMPC. JMMPC's assets may be used to settle only JMMPC's obligations, and JMMPC's creditors have no recourse to the general credit of Molina Healthcare, Inc. As of June 30, 2016, JMMPC had total assets of $13 million, and total liabilities of $13 million. As of December 31, 2015, JMMPC had total assets of $17 million, and total liabilities of $17 million.
Our maximum exposure to loss as a result of our involvement with JMMPC is generally limited to the amounts needed to fund JMMPC's ongoing payroll, employee benefits and medical care costs associated with JMMPC's specialty referral activities. We believe that such loss exposures will be immaterial to our consolidated operating results and cash flows for the foreseeable future.
17. Supplemental Condensed Consolidating Financial Information

The 5.375% Notes are guaranteed by certain of our wholly owned subsidiaries. The 5.375% Notes and the guarantees are effectively subordinated to all existing and future secured debt of us and our guarantors to the extent of the assets securing such debt. In addition, the 5.375% Notes and the guarantees are structurally subordinated to all indebtedness and other liabilities and preferred stock of our subsidiaries that do not guarantee the 5.375% Notes. The 5.375% Notes are fully and unconditionally guaranteed on a joint and several basis, with exceptions considered customary for such guarantees, limited to the release of the guarantee when a subsidiary guarantor's capital stock is sold, or a sale of all of the subsidiary guarantor's assets used in its operations. The following condensed consolidating financial statements present Molina Healthcare, Inc. (as parent guarantor), the subsidiary guarantors, the subsidiary non-guarantors and eliminations. These condensed consolidating financial statements have been prepared and presented in accordance with SEC Regulation S-X Rule 3-10, "Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered."

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING BALANCE SHEET

	June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$214	$29	$2,102	$—	$2,345
Investments	252	—	1,716	—	1,968
Receivables	3	87	922	—	1,012
Income tax refundable	37	3	(17)	—	23
Due from (to) affiliates	99	(9)	(90)	—	—
Prepaid expenses and other current assets	50	13	134	—	197
Total current assets	655	123	4,767	—	5,545
Property, equipment, and capitalized software, net	305	67	76	—	448
Deferred contract costs	—	80	—	—	80
Intangible assets, net	8	23	115	—	146
Goodwill	51	228	332	—	611
Restricted investments	—	—	107	—	107
Investment in subsidiaries	2,346	1	—	(2,347)	—
Derivative asset	226	—	—	—	226
Other assets	47	3	5	(16)	39
	$3,638	$525	$5,402	$(2,363)	$7,202

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims and benefits payable	$—	$—	$1,766	$—	$1,766
Amounts due government agencies	—	—	1,238	—	1,238
Accounts payable and accrued liabilities	128	31	378	—	537
Deferred revenue	—	38	66	—	104
Current portion of long-term debt	1	—	—	—	1
Total current liabilities	129	69	3,448	—	3,646
Long-term debt	1,626	—	16	(16)	1,626
Deferred income taxes	(3)	40	(12)	—	25
Derivative liability	226	—	—	—	226
Other long-term liabilities	19	2	17	—	38
Total liabilities	1,997	111	3,469	(16)	5,561
Total stockholders’ equity	1,641	414	1,933	(2,347)	1,641
	$3,638	$525	$5,402	$(2,363)	$7,202

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$360	$42	$1,927	$—	$2,329
Investments	252	—	1,549	—	1,801
Receivables	—	79	518	—	597
Income tax refundable	7	3	3	—	13
Intercompany	86	(4)	(82)	—	—
Prepaid expenses and other current assets	46	11	136	(1)	192
Derivative asset	374	—	—	—	374
Total current assets	1,125	131	4,051	(1)	5,306
Property, equipment, and capitalized software, net	267	52	74	—	393
Deferred contract costs	—	81	—	—	81
Goodwill and intangible assets, net	61	246	334	—	641
Restricted investments	—	—	109	—	109
Investment in subsidiaries, net	2,205	1	—	(2,206)	—
Deferred income taxes	23	(35)	30	—	18
Other assets	36	2	6	(16)	28
	$3,717	$478	$4,604	$(2,223)	$6,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims and benefits payable	$—	$3	$1,682	$—	$1,685
Amounts due government agencies	—	1	728	—	729
Accounts payable and accrued liabilities	157	35	170	—	362
Deferred revenue	—	34	189	—	223
Current portion of long-term debt	449	—	—	—	449
Derivative liability	374	—	—	—	374
Total current liabilities	980	73	2,769	—	3,822
Long-term debt	1,160	—	16	(16)	1,160
Other long-term liabilities	20	2	16	(1)	37
Total liabilities	2,160	75	2,801	(17)	5,019
Total stockholders’ equity	1,557	403	1,803	(2,206)	1,557
	$3,717	$478	$4,604	$(2,223)	$6,576

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Three Months Ended June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$261	$137	$4,235	$(274)	$4,359
Expenses:
Medical care costs	19	11	3,578	(14)	3,594
Cost of service revenue	—	106	10	—	116
General and administrative expenses	219	16	376	(260)	351
Premium tax expenses	—	—	109	—	109
Health insurer fee expenses	—	—	50	—	50
Depreciation and amortization	23	3	8	—	34
Total expenses	261	136	4,131	(274)	4,254
Operating income	—	1	104	—	105
Interest expense	25	—	—	—	25
(Loss) income before income taxes	(25)	1	104	—	80
Income tax (benefit) expense	(12)	—	59	—	47
Net (loss) income before equity in earnings of subsidiaries	(13)	1	45	—	33
Equity in net earnings of subsidiaries	46	—	—	(46)	—
Net income	$33	$1	$45	$(46)	$33

	Three Months Ended June 30, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$224	$59	$3,478	$(236)	$3,525
Expenses:
Medical care costs	14	9	2,920	(14)	2,929
Cost of service revenue	—	33	—	—	33
General and administrative expenses	190	7	312	(222)	287
Premium tax expenses	—	—	95	—	95
Health insurer fee expenses	—	—	40	—	40
Depreciation and amortization	21	—	4	—	25
Total expenses	225	49	3,371	(236)	3,409
Operating (loss) income	(1)	10	107	—	116
Interest expense	15	—	—	—	15
(Loss) income before income taxes	(16)	10	107	—	101
Income tax (benefit) expense	(12)	4	70	—	62
Net (loss) income before equity in earnings of subsidiaries	(4)	6	37	—	39
Equity in net earnings of subsidiaries	43	—	—	(43)	—
Net income	$39	$6	$37	$(43)	$39

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME

	Six Months Ended June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$512	$277	$8,450	$(537)	$8,702
Expenses:
Medical care costs	31	22	7,157	(28)	7,182
Cost of service revenue	—	221	22	—	243
General and administrative expenses	436	23	741	(509)	691
Premium tax expenses	—	—	218	—	218
Health insurer fee expenses	—	—	108	—	108
Depreciation and amortization	45	6	15	—	66
Total expenses	512	272	8,261	(537)	8,508
Operating income	—	5	189	—	194
Interest expense	50	—	—	—	50
(Loss) income before income taxes	(50)	5	189	—	144
Income tax (benefit) expense	(28)	2	113	—	87
Net (loss) income before equity in earnings of subsidiaries	(22)	3	76	—	57
Equity in net earnings of subsidiaries	79	—	—	(79)	—
Net income	$57	$3	$76	$(79)	$57

	Six Months Ended June 30, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Revenue:
Total revenue	$443	$123	$6,596	$(466)	$6,696
Expenses:
Medical care costs	26	17	5,547	(25)	5,565
Cost of service revenue	—	69	—	—	69
General and administrative expenses	377	15	592	(441)	543
Premium tax expenses	—	—	190	—	190
Health insurer fee expenses	—	—	81	—	81
Depreciation and amortization	41	1	8	—	50
Total expenses	444	102	6,418	(466)	6,498
Operating (loss) income	(1)	21	178	—	198
Interest expense	30	—	—	—	30
(Loss) income before income taxes	(31)	21	178	—	168
Income tax (benefit) expense	(7)	8	100	—	101
Net (loss) income before equity in earnings of subsidiaries	(24)	13	78	—	67
Equity in net earnings of subsidiaries	91	—	—	(91)	—
Net income	$67	$13	$78	$(91)	$67

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME

	Three Months Ended June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$33	$1	$45	$(46)	$33
Other comprehensive income (loss), net of tax	2	—	2	(2)	2
Comprehensive income	$35	$1	$47	$(48)	$35

	Three Months Ended June 30, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$39	$6	$37	$(43)	$39
Other comprehensive (loss) income, net of tax	(2)	—	(2)	2	(2)
Comprehensive income	$37	$6	$35	$(41)	$37

	Six Months Ended June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$57	$3	$76	$(79)	$57
Other comprehensive income (loss), net of tax	8	—	7	(7)	8
Comprehensive income	$65	$3	$83	$(86)	$65

	Six Months Ended June 30, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Net income	$67	$13	$78	$(91)	$67
Other comprehensive (loss) income, net of tax	(1)	—	(1)	1	(1)
Comprehensive income	$66	$13	$77	$(90)	$66

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2016
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Operating activities:
Net cash (used in) provided by operating activities	$(21)	16	283	—	$278
Investing activities:
Purchases of investments	(67)	—	(907)	—	(974)
Proceeds from sales and maturities of investments	67	—	745	—	812
Purchases of property, equipment and capitalized software	(73)	(22)	(7)	—	(102)
Decrease in restricted investments	—	—	5	—	5
Net cash paid in business combinations	—	(7)	(1)	—	(8)
Capital contributions to subsidiaries	(106)	8	98	—	—
Dividends received from subsidiaries	50	—	(50)	—	—
Change in amounts due to/from affiliates	(13)	5	8	—	—
Other, net	5	(12)	1	—	(6)
Net cash used in investing activities	(137)	(28)	(108)	—	(273)
Financing activities:
Proceeds from employee stock plans	10	—	—	—	10
Other, net	2	(1)	—	—	1
Net cash provided by (used in) financing activities	12	(1)	—	—	11
Net (decrease) increase in cash and cash equivalents	(146)	(13)	175	—	16
Cash and cash equivalents at beginning of period	360	42	1,927	—	2,329
Cash and cash equivalents at end of period	$214	$29	$2,102	$—	$2,345

	Six Months Ended June 30, 2015
	Parent Guarantor	Other Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In millions)
Operating activities:
Net cash provided by operating activities	$48	51	549	—	$648
Investing activities:
Purchases of investments	(10)	—	(983)	—	(993)
Proceeds from sales and maturities of investments	65	—	476	—	541
Purchases of property, equipment and capitalized software	(46)	(9)	(11)	—	(66)
Decrease in restricted investments	—	—	(14)	—	(14)
Net cash paid in business combinations	—	—	(8)	—	(8)
Capital contributions to subsidiaries	(77)	4	73	—	—
Dividends received from subsidiaries	42	(17)	(25)	—	—
Change in amounts due to/from affiliates	(15)	3	12	—	—
Other, net	(1)	(16)	—	—	(17)
Net cash used in investing activities	(42)	(35)	(480)	—	(557)
Financing activities:
Proceeds from commons stock offering, net of issuance costs	373	—	—	—	373
Proceeds from employee stock plans	8	—	—	—	8
Other, net	3	—	—	—	3
Net cash provided by financing activities	384	—	—	—	384
Net increase in cash and cash equivalents	390	16	69	—	475
Cash and cash equivalents at beginning of period	75	15	1,449	—	1,539
Cash and cash equivalents at end of period	$465	$31	$1,518	$—	$2,014